EXHIBIT 5.1

                          Sonnenschein Nath & Rosenthal
                                8000 Sears Tower
                             Chicago, Illinois 60606



                                  July 30, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Ladies and Gentlemen:

         A Registration Statement on Form S-8 (the "Registration Statement") is being filed on or about the date of this letter with the Securities and Exchange Commission to register shares of common stock, par value $.001 per share (the "Shares"), of LaserSight Incorporated (the "Company") which may from time to time be offered by LaserSight in connection with the LaserSight Incorporated 1996 Equity Incentive Plan (the "Equity Incentive Plan") and the LaserSight Incorporated 1996 Non-Employee Directors' Stock Option Plan (collectively with the Equity Incentive Plan, the "Plans"). This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

         We have acted as counsel to the Company in connection with the Registration Statement. In rendering this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the corporate records of the Company, including its Certificate of Incorporation, as amended, its By-Laws, and minutes of directors' and stockholders' meetings, and such other documents (including the Plans), which we have deemed relevant or necessary as the basis for the opinion as hereinafter set forth.

         We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or otherwise, to enter into and to perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Securities and Exchange Commission
July 30, 1999
Page 2


         Based upon and subject to the foregoing, it is our opinion that the Shares that will be originally issued under the Plans, when issued pursuant to, and in accordance with, the applicable Plan, will be validly issued, fully paid and non-assessable.

         We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           SONNENSCHEIN NATH & ROSENTHAL


                                            By: /s/Mark L. Dosier
                                                --------------------------------
                                                Mark L. Dosier